Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” included in the Registration Statement on Form S-1 and the related Prospectus (Form S-1 No. 333-205124) of NantKwest, Inc. (fka Conkwest, Inc.) and to the incorporation by reference in this Registration Statement (Form S-1) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of NantKwest, Inc., of our report dated April 17, 2015, except for the subsequent events noted in Note 17, and the effects of the forward stock split as described in Note 1 as to which the date is July 15, 2015, with respect to the financial statements of NantKwest, Inc., for the each of the two years ended December 31, 2013 and 2014.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 27, 2015